Exhibit 99.1

NEWS RELEASE	The ADT Corporation 1501 Yamato Road Boca Raton, FL 33431 +1 561.988.3600 www.adt.com

DRAFT RELEASE

Media Relations	Investor Relations
Sarah Cohn tel: +1 561.322.7029 scohn@adt.com	Craig Streem tel: +1 561.226.2983 cstreem@adt.com

ADT COMPLETES ITS ACCELERATED SHARE REPURCHASE PROGRAM

Boca Raton, Fla., April 12, 2013 – The ADT Corporation (NYSE: ADT) today announced it completed its accelerated share repurchase program on April 2, 2013. On January 29, 2013, the company entered into an accelerated share repurchase agreement under which it repurchased 12.6 million shares of its common stock for a total cost of $600 million.

In addition to the accelerated share repurchase program, ADT may repurchase shares of its common stock on the open market in accordance with Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended. In December 2012, ADT initiated a $100 million 10b5-1 share repurchase plan under which 2.2 million shares of ADT common stock were repurchased prior to its completion on January 23, 2013. In February 2013, ADT initiated an additional $100 million 10b5-1 share repurchase plan. As of April 11, 2013, ADT had repurchased 2 million shares of its common stock under this plan for a total cost of approximately $94 million.

The company’s share repurchases under both the accelerated share repurchase program and the 10b5-1 plans were made pursuant to ADT’s three-year, $2 billion share repurchase program, which was approved by the company’s board of directors on November 26, 2012.

About ADT

The ADT Corporation (NYSE: ADT) is a leading provider of electronic security, interactive home and business automation and monitoring services for residences and small businesses in the United States and Canada. ADT’s broad and pioneering set of products and services, including ADT Pulse interactive home and business solutions, and home health services, meet a range of customer needs for today’s active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to more than six million customers, and it employs approximately 16,000 people at 200 locations. More information is available at www.adt.com.